Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIASAT, INC.

Viasat, Inc. (the “Corporation”), a corporation organized and existing under the law of the State of Delaware, hereby certifies as follows:

1. That the name of the Corporation is Viasat, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State on October 25, 1996.

2. That the Corporation’s Board of Directors duly adopted resolutions approving the following amendment (the “Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”) in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), declaring such Amendment to be advisable and calling for the stockholders of the Corporation to approve such Amendment.

3. The Amendment was duly adopted and approved in accordance with the provisions of Section 242 of the DGCL by the required vote of the stockholders of the Corporation at a duly called meeting of the stockholders of the Corporation.

4. That the first paragraph of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FOURTH: The Corporation is authorized to issue two classes of shares of capital stock to be designated respectively, “Preferred Stock” and “Common Stock”. The total number of shares which the Corporation is authorized to issue is two hundred five million (205,000,000). Five million (5,000,000) shares shall be Preferred Stock, of which three million two hundred twenty-five thousand (3,225,000) are hereby designated Series A Convertible Preferred Stock (“Series A Preferred Stock”), and two hundred million (200,000,000) shares shall be Common Stock. The Preferred Stock and the Common Stock shall each have a par value of $.0001 per share.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 26th day of May, 2023.

By:	/s/ Robert Blair
Name:	Robert Blair
Title:	Senior Vice President

Signature Page to Certificate of Amendment to the

Second Amended and Restated Certificate of Incorporation of Viasat, Inc.